Execution Copy

STOCK OPTION AGREEMENT

                 THIS STOCK OPTION AGREEMENT (“Agreement”) dated as of December 23, 2004, is by and between Hudson Valley Holding Corp., a New York corporation and registered bank holding company (“Hudson Valley”), and New York National Bank, a national banking association (“NYNB”).

BACKGROUND

                 WHEREAS, Hudson Valley and NYNB, as of the date hereof, are prepared to execute a definitive agreement and plan of consolidation (the “Consolidation Agreement”) pursuant to which NYNB will be consolidated with a wholly-owned national bank of Hudson Valley (the “Consolidation”) and the consolidated bank resulting from the Consolidation will be merged with and into a wholly-owned New York state chartered bank of Hudson Valley; and

                 WHEREAS, Hudson Valley has advised NYNB that it will not execute the Consolidation Agreement unless NYNB executes this Agreement; and

                 WHEREAS, the Board of Directors of NYNB has determined that the Consolidation Agreement provides substantial benefits to the shareholders of NYNB; and

                 WHEREAS, as an inducement to Hudson Valley to enter into the Consolidation Agreement and in consideration for such entry, NYNB desires to grant to Hudson Valley an option to purchase authorized but unissued shares of common stock of NYNB in an amount and on the terms and conditions hereinafter set forth.

AGREEMENT

                 In consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Consolidation Agreement, Hudson Valley and NYNB, intending to be legally bound hereby, agree:

                1.         Grant of Option. NYNB hereby grants to Hudson Valley an option to purchase 135,000 shares of common stock, $5.00 par value per share, of NYNB (the “Common Stock”) at a price of $14.50 per share (the “Option Price”), on the terms and conditions set forth herein (the “Option”).

                2.         Exercise of Option. This Option shall not be exercisable until the occurrence of a Triggering Event (as such term is hereinafter defined). Upon or after the occurrence of a Triggering Event (as such term is hereinafter defined), Hudson Valley may exercise the Option, in whole or in part, at any time or from time to time, subject to the terms and conditions set forth herein and the termination provisions of Section 19 of this Agreement.

                 The term “Triggering Event” means the occurrence of any of the following events:

                a.         A person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder) other than Hudson Valley or an affiliate of Hudson Valley (a “third party”) acquires beneficial ownership (as such term is defined in Rule 13d-3 as promulgated under the Exchange Act) of at least 5% of the then outstanding shares of Common Stock, provided, however, that the continuing ownership by a person or group which as of the date hereof owns more than 5% of the outstanding Common Stock shall not constitute a Triggering Event; or

                b.         A third party enters into a letter of intent or an agreement, whether oral or written, with NYNB pursuant to which such third party or any affiliate of such third party would (i) merge or consolidate, or enter into any similar transaction, with NYNB, (ii) acquire all or a significant portion of the assets or liabilities of NYNB, or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 5% or more of the then outstanding shares of Common Stock; or

                c.         A third party makes a filing with any bank, thrift or financial holding company regulatory authorities with respect to or publicly announces a bona fide proposal (a “Proposal”) for (i) any merger with, consolidation with or acquisition of all or a significant portion of all the assets or liabilities of, NYNB or any other business combination involving NYNB, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 5% or more of the outstanding shares of Common Stock, and in either case thereafter, if (i) such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) no later than the earlier of (A) 10 days after the public announcement and (B) a date which is 10 days prior to the Closing Date (as such term is defined in the Consolidation Agreement), and (ii) the holders of a majority of the NYNB common stock do not vote to reject the Proposal no later than the earlier of (A) 30 days after the public announcement, and (B) a date which is 10 days prior to the Closing Date (as such term is defined in the Consolidation Agreement); or

                d.         A third party makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, NYNB willfully or intentionally takes any action in any manner which would materially interfere with its ability to consummate the Consolidation or materially reduce the value of the transaction to Hudson Valley; or

                e.         After the execution of this Agreement, NYNB, or any of its directors, senior executive officers, investment bankers or other person with actual or apparent authority to speak for the Board of Directors, willfully or intentionally takes any material direct or indirect action inviting, encouraging or soliciting any proposal (other than from Hudson Valley or an affiliate of Hudson Valley) which has as its purpose a tender offer for the shares of Common Stock, a merger, consolidation, plan of exchange, plan of acquisition or reorganization of NYNB, or a sale of a significant number of shares of Common Stock or any significant portion of its assets or liabilities.

                 The term “significant portion” means 10% of the assets or liabilities of NYNB. The term “significant number” means 10% of the outstanding shares of Common Stock.

                 Solely for purposes of Section 5b hereof, the date of a “Triggering Event” under clause (a) above is the date the third party first acquires beneficial ownership of at least 5% of the then outstanding shares of Common Stock; the date of a “Triggering Event” under clause (b) above is the date of entry into the letter of intent or agreement; the date of a “Triggering Event” under clause (c) above is the earlier of the date of the filing (if any) with a bank, thrift or financial holding company regulatory authority with respect to the Proposal or the date of public announcement of the Proposal; the date of a “Triggering Event” under clause (d) above is the date the third party first makes the Proposal; and the date of a “Triggering Event” under clause (e) above is the first date on which a material direct or indirect action referred to therein is taken.

                 “Publicly Withdrawn”, for purposes of clauses (c) and (d) above, shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over NYNB or in soliciting or inducing any other person (other than Hudson Valley or any affiliate) to do so.

                 Notwithstanding the foregoing, the Option may not be exercised at any time (i) in the absence of any required governmental or regulatory approval or consent necessary for NYNB to issue the shares of Common Stock covered by the Option (the “Option Shares”) or Hudson Valley to exercise the Option or prior to the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares.

                 NYNB shall notify Hudson Valley promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by NYNB shall not be a condition to the right of Hudson Valley to exercise the Option. NYNB will not take any action which would have the effect of preventing or disabling NYNB from delivering the Option Shares to Hudson Valley upon exercise of the Option or otherwise performing its obligations under this Agreement, except to the extent required by applicable securities and banking laws and regulations.

                 In the event Hudson Valley wishes to exercise the Option, Hudson Valley shall send a written notice to NYNB (the date of which is hereinafter referred to as the “Notice Date”) specifying the total number of Option Shares it wishes to purchase and a place and date between two and ten business days inclusive from the Notice Date for the closing of such a purchase (a “Closing”); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals and the expiration of any legally required notice or waiting period, if any.

                3.         Payment and Delivery of Certificates. At any Closing hereunder (a) Hudson Valley will make payment to NYNB of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by NYNB; (b) NYNB will deliver to Hudson Valley a stock certificate or certificates representing the number of Option Shares so purchased, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever created by or through NYNB, registered in the name of Hudson Valley or its designee, in such denominations as were specified by Hudson Valley in its notice of exercise; and (c) Hudson Valley shall pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

                4.         Registration Rights. Upon or after the occurrence of a Triggering Event and upon receipt of a written request from Hudson Valley, NYNB shall, if necessary for the resale of the Option or the Option Shares by Hudson Valley, prepare and file a registration statement with the Securities and Exchange Commission and any state securities bureau covering the Option and such number of Option Shares as Hudson Valley shall specify in its request, and NYNB shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option and the Option Shares, provided that Hudson Valley shall in no event have the right to have more than one such registration statement become effective, and provided further that NYNB shall not be required to prepare and file any such registration statement in connection with any proposed sale with respect to which counsel to NYNB delivers to NYNB and to Hudson Valley (which is reasonably acceptable to Hudson Valley) its opinion to the effect that no such filing is required under applicable laws and regulations with respect to such sale or disposition or any subsequent sale or disposition; provided further, however, that NYNB may delay any registration of Option Shares above for a period not exceeding 90 days in the event that NYNB shall in good faith determine that any such registration would adversely effect an on-going offering of securities by NYNB for cash. Hudson Valley shall provide all information reasonable requested by NYNB for inclusion in any registration statement to be filed hereunder.

                 In connection with such filing, NYNB shall use its best efforts to cause to be delivered to Hudson Valley such certificates, opinions, accountant’s letters and other documents as Hudson Valley shall reasonably request and as are customarily provided in connection with registrations of securities under the Securities Act of 1933, as amended. All expenses incurred by NYNB in complying with the provisions of this Section 4, including without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for NYNB and blue sky fees and expenses shall be paid by NYNB. Underwriting discounts and commissions to brokers and dealers relating to the Option or Option Shares, fees and disbursements of counsel to Hudson Valley and any other expenses incurred by Hudson Valley in connection with such registration shall be borne by Hudson Valley. In connection with such filing, NYNB shall indemnify and hold harmless Hudson Valley against any losses, claims, damages or liabilities, joint or several, to which Hudson Valley may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of a material fact required to be stated therein or necessary to make the statements therein not misleading; and NYNB will reimburse Hudson Valley for any legal or other expense reasonably incurred by Hudson Valley in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that NYNB will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of Hudson Valley specifically for use in the preparation thereof with respect to information about the selling stockholders or the plan of distribution. Hudson Valley will indemnify and hold harmless NYNB to the same extent as set forth in the immediately preceding sentence but only with reference to written information specifically furnished by or on behalf of Hudson Valley for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto with respect to information about the selling stockholders or the plan of distribution; and Hudson Valley will reimburse NYNB for any legal or other expense reasonably incurred by NYNB in connection with investigating or defending any such loss, claim, damage, liability or action. Notwithstanding anything to the contrary herein, no indemnifying party shall be liable for any settlement effected without its prior written consent.

                5.         Adjustments Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

                 In the event any capital reorganization or reclassification of the Common Stock, or any consolidation, merger or similar transaction of NYNB with another entity, or any sale of all or substantially all of the assets of NYNB, shall be effected in such a way that the holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions (in form reasonably satisfactory to the holder hereof) shall be made whereby the holder hereof shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified herein and in lieu of the Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option had such reorganization, reclassification, consolidation, merger or sale not taken place; provided, however, that, if such transaction results in the holders of Common Stock receiving only cash, the holder hereof shall be paid the difference between the Option Price and such cash consideration without the need to exercise the Option.

                6.         Filings and Consents. Each of Hudson Valley and NYNB will use its reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

                 Exercise of the Option herein provided shall be subject to compliance with all applicable laws including, but not limited to, in the event Hudson Valley is the holder hereof, approval of the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the New York Banking Department or the Securities and Exchange Commission, and NYNB agrees to cooperate with and furnish to the holder hereof such information and documents as may be reasonably required to secure such approvals.

                7.         Representations and Warranties of NYNB. NYNB hereby represents and warrants to Hudson Valley as follows:

                a.         Due Authorization. NYNB has full corporate power and authority to execute, deliver and perform this Agreement and all corporate action necessary for execution, delivery and performance of this Agreement has been duly taken by NYNB.

                b.         Authorized Shares. NYNB has taken and, as long as the Option is outstanding, will take all necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

                c.         No Conflicts. Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby (assuming all appropriate regulatory approvals) will violate or result in any violation or default of or be in conflict with or constitute a default under any term of the Certificate of Incorporation or Bylaws of NYNB or any agreement, instrument, judgment, decree or order applicable to NYNB.

                8.         Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable. Notwithstanding the foregoing, Hudson Valley shall have the right to seek money damages against NYNB for a breach of this Agreement.

                9.         Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

                10.         Assignment or Transfer. Hudson Valley may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to the Consolidation Bank or another affiliate of Hudson Valley, until the occurrence of a Triggering Event. Hudson Valley represents that it is acquiring the Option for Hudson Valley’s own account and not with a view to or for sale in connection with any distribution of the Option or the Option Shares. After the occurrence of a Triggering Event, Hudson Valley may sell, assign, pledge, or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person, subject to compliance with applicable law.

                11.         Amendment of Agreement. Upon mutual consent of the parties hereto, this Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

                12.         Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

                13.         Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, or delivered by overnight delivery service, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

If to Hudson Valley, to: Hudson Valley Holding Corp. 21 Scarsdale Road Yonkers, New York 10707 Attn.: James J. Landy President and Chief Executive Officer

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Copies to: Pitney Hardin LLP Attn.: Ronald H. Janis, Esq. Delivery: 200 Campus Drive Florham Park, New Jersey 07932 Mail: P.O. Box 1945 Morristown, New Jersey 07962-1945

and Griffin, Coogan &Venerusso, P.C. 51 Pondfield Road Bronxville, New York 10708 Attn: James Blose, Esq.

If to NYNB, to: New York National BAnk 369 East 149th Street Bronx, New York 10455 Attn.: Serafin Mariel, President and Chief Executive Officer

Copy to: Windels, Marx, Lane & Mittendorf LLP 120 Albany Street Plaza New Brunswick, NJ 08901 Attn.: Robert A. Schwartz, Esq.

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

                14.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                15.         Captions. The captions in the Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

                16.         Waivers and Extensions. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive (a) compliance with any of the covenants of the other party contained in this Agreement and/or (b) the other party’s performance of any of its obligations set forth in this Agreement.

                17.         Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                18.         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                19.         Termination. This Agreement shall terminate upon either the termination of the Consolidation Agreement as provided therein or the consummation of the transactions contemplated by the Consolidation Agreement; provided, however, that if termination of the Consolidation Agreement occurs after the occurrence of a Triggering Event (as defined in Section 2 hereof), this Agreement shall not terminate until the later of 18 months following the date of the termination of the Consolidation Agreement or the consummation of any proposed transactions which constitute the Triggering Event; provided further, that if the holder has given notice of exercise of the option and the exercise is awaiting any necessary regulatory approval after the holder has acted reasonably to obtain such approval this Agreement shall not terminate until the approvals have been granted and reasonable time to consummate has elapsed, or the approvals are denied.

                 IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Stock Option Agreement to be executed by its duly authorized officer, all as of the day and year first above written.

HUDSON VALLEY HOLDING CORP. By: /s/ William E.Griffin —————————————— William E. Griffin, Chairman

NEW YORK NATIONAL BANK By: /s/ Serafin Mariel —————————————— Serafin Mariel, President and Chief Executive Officer